Exhibit 99.1

GrowGeneration Announces Upgrade to the OTCQX® Best Market

Denver, CO, Oct. 10, 2017 -- GrowGeneration Corp. (OTCQX: GRWG), (“GrowGen” or the “Company”) one of the largest specialty retail chains selling hydroponic and organic gardening equipment, tools and consumable supplies to the commercial and residential horticulture markets, with currently 14 locations in Colorado, California, Nevada and Washington, today announced that the Company’s stock is now trading on the OTCQX® Best Market operated by OTC Market Group.

The OTCQX market is reserved for established U.S. and global companies that meet high financial standards, provide timely news and disclosure to investors, and have a professional third-party sponsor introduction.

To be eligible to be quoted on the OTCQX, companies must meet one of the following exemptions, consistent with the definition of a “Penny Stock” under Rule 3a51-1 under the Securities Exchange Act of 1934:

1.	have a bid price of U.S. $5 or more; and, as of the most recent fiscal year end have at least one of the following: a. Net income of $500,000; b. Net tangible assets of $1,000,000; c. Revenues of $2,000,000; or d. Total assets of $5,000,000; or

2.	have net tangible assets of U.S. $2 million if the company has been in continuous operation for at least three years, or U.S. $5,000,000 if the company has been in continuous operation for less than three years; or

3.	have average revenue of at least U.S. $6,000,000 for the last three years.

GrowGeneration begins trading today on OTCQX under the symbol “GRWG.”  U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for the company on www.otcmarkets.com.

"We congratulate GrowGeneration on graduating from our OTCQB Venture Market to now trade on our OTCQX Best Market," said Jason Paltrowitz, Executive Vice President of Corporate Services at OTC Markets Group. "OTCQX companies are distinguished by their commitment to providing a superior trading and information experience for their investors. We look forward to continuing to support GrowGeneration in the public market."

Darren Lampert, Chief Executive Officer of GrowGeneration, stated, "We are excited about qualifying for the OTCQX market less than 12 months since we began trading as a public company.  Considering the Company's anticipated growth outlook in the near-term, through its continuing execution of its plan to open and acquire new hydroponic and organic gardening  stores, moving up to OTCQX is an appropriate next step in the Company's near-term growth plan.  Being traded on OTCQX will allow for greater exposure, accessibility, and liquidity from the investment community as we continue to execute on our strategy of building a national specialty hydroponic gardening company."

GrowGeneration was sponsored for OTCQX by Sheppard Mullin Richter & Hampton LLP, a qualified third-party firm responsible for providing guidance on OTCQX requirements and recommending membership.

About GrowGeneration Corp.:

GrowGeneration Corp. (“GrowGen”) owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 14 locations, which includes 9 locations in Colorado, 2 locations in California, 2 locations in Nevada and 1 location in Washington. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial growers and home gardening enthusiasts.. Management estimates that roughly 1000 hydroponic stores are in operation in the U.S. According to New Frontier Data.  By 2020 the U.S. cannabis market is estimated to reach over $23 billion with a compound annual growth rate of 32%. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states and other strategic markets.

About OTC Markets Group Inc.

OTC Markets Group Inc. (OTCQX: OTCM) operates the OTCQX® Best Market, the OTCQB® Venture Market, and the Pink® Open Market for 10,000 U.S. and global securities.  Through OTC Link® ATS, we connect a diverse network of broker-dealers that provide liquidity and execution services.  We enable investors to easily trade through the broker of their choice and empower companies to improve the quality of information available for investors.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

Website: www.GrowGeneration.com

Facebook:GrowGenerationCorp

Twitter: @GrowGenOK

Instagram: Growgeneration_corp

Company Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

Media Contact:

OTC Markets Group Inc., +1 (212) 896-4428, media@otcmarkets.com

Michael Salaman

GrowGeneration

610-216-0057

michael@growgeneration.com